Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
FIRST QUARTER FISCAL 2016 RESULTS

First Quarter Results Reflect Solid Execution on Fiscal Year Plan and Long-Term Strategy

Revenue Increased 2.2 percent, to $1.35 billion

Adjusted EBITDA of $141 million

Adjusted Diluted Earnings per Share of $0.44

Quarterly dividend of $0.13 per share, payable on August 31, 2015

McLean, Virginia; July 29, 2015 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the first quarter of fiscal 2016. The Company made further progress on its long-term growth strategy by continuing to invest in key capabilities and markets, while also increasing spending on bid and proposal activity to capitalize on opportunities in an improving environment.

“Our performance in the first quarter advances a larger narrative: Booz Allen is fully focused on achieving sustainable, quality growth,” said Horacio Rozanski, President and Chief Executive Officer. “We are managing the business today to drive revenue growth and create value for our shareholders, our clients and our people. At the same time, we are investing for the future-in new businesses, capabilities, and talent-so that we have lasting, differentiated, profitable positions in key areas.”

The Company’s revenue increased by 2.2 percent to $1.35 billion over the prior year period, and confidence in the government contracting environment led the Company to increase indirect spending early in fiscal year 2016 to support bid and proposal activity and maintain a bench of available talent. First quarter investment spending on growth platforms also increased year-over-year. Headcount grew notably over the prior year and remained stable since last quarter.

The higher overhead spending during the first quarter is expected to continue in the second quarter but will result in a lower quarterly spending profile for the second half of the year, as well as a more consistent quarterly margin profile than in the last two fiscal years. The Company is executing this strategy as previously communicated, and expects annual margin expansion to continue.

“We are on track to deliver the financial results we have projected for the year,” Rozanski said. “By continuing to closely manage the business and invest in growth areas, we are positioning ourselves very well for the future.”

The Company authorized and declared a regular dividend of $0.13 per share, payable on August 31, 2015, to stockholders of record on August 10, 2015.

Financial Review

First Quarter 2016 - Below is a summary of additional results for the fiscal 2016 first quarter and the key factors driving those results. The results align with the Company’s business plan for FY16, which increases indirect spending during the first half of the fiscal year.

•
Gross Revenue increased to $1.35 billion from $1.32 billion primarily as a result of an increase in billable expenses over the prior year period. Revenue on cost reimbursable contracts also benefitted from higher bid and proposal and investment spending.

•
Adjusted Operating Income decreased to $127.2 million from $142.1 million in the prior year period. The decrease was primarily the result of pulling forward bid and proposal costs earlier in the year, compared to prior years, to meet a strong demand and higher spending on investments in growth platforms earlier in the year, partially offset by lower depreciation and amortization expense.

•	Adjusted Net Income declined to $65.7 million, from $74.6 million in the prior year period. The decline was driven by the same factors that impacted Adjusted Operating Income.

•
Adjusted EBITDA decreased to $141.3 million, from $157.3 million and Adjusted EBITDA margins declined to 10.5 percent from 11.9 percent in the prior year period. The decreases were driven by the same factors as Adjusted Operating Income, excluding the effect of the decrease in depreciation and amortization expense.

•
Diluted EPS decreased to $0.43 from $0.47 and Adjusted Diluted EPS decreased to $0.44 from $0.50 in the prior year period. The decrease in Adjusted Diluted EPS was driven by the same factors as Adjusted Net Income.

Net cash provided by operating activities in the first quarter was $19.1 million, impacted primarily by the timing of payments and receipts in the quarter, which is expected to reverse during the remainder of the fiscal year.  Free Cash Flow was $6.0 million as a result of operating cash, plus an increase in capital expenditures to reconfigure facilities in the Washington D.C. area.   Book-to-bill was 0.92 for the first quarter, compared to 0.88 in the prior period.

As of June 30, 2015, funded backlog was $2.39 billion, compared to $2.35 billion as of June 30, 2014. Booz Allen’s total backlog as of June 30, 2015, was $9.26 billion, compared to $9.68 billion as of June 30, 2014. The decline in total backlog was due in part to the shorter duration of awarded contracts, and the timing of contract transitions and extensions, all of which have contributed to a decline in priced options.

Financial Outlook

For our full fiscal year 2016 we are reaffirming the guidance we issued on May 21, 2015. We expect revenue to be roughly flat, with a range of two percent growth to a two percent decline. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.55 to $1.65, and Adjusted Diluted EPS to be on the order of $1.60 to $1.70.

These EPS estimates are based on fiscal year 2016 estimated average diluted shares outstanding of approximately 150.4 million shares, and a 40.7 percent effective tax rate, which does not include federal and state tax credits that have not yet been extended or for which qualifications have not yet been established.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, July 29, 2015, to discuss the financial results for its First Quarter Fiscal Year 2016 (ended June 30, 2015).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on July 29, 2015, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs more than 22,500 people globally, and had revenue of $5.27 billion for the 12 months ended March 31, 2015. To learn more, visit www.boozallen.com. (NYSE: BAH)

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net

Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and net cash provided by operating activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and Consolidated Appropriations Act of 2014), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 21, 2015.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,
(Amounts in thousands, except per share data)	2015	2014
	(Unaudited)
Revenue	$1,351,604	$1,322,297
Operating costs and expenses:
Cost of revenue	643,032	645,001
Billable expenses	378,650	350,972
General and administrative expenses	188,661	171,069
Depreciation and amortization	15,117	16,232
Total operating costs and expenses	1,225,460	1,183,274
Operating income	126,144	139,023
Interest expense	(17,490)	(18,864)
Other, net	(68)	(1,110)
Income before income taxes	108,586	119,049
Income tax expense	44,280	47,934
Net income	$64,306	$71,115
Earnings per common share:
Basic	$0.44	$0.49
Diluted	$0.43	$0.47
Dividends declared per share	$0.13	$0.11

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	June 30, 2015	March 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$151,476	$207,217
Accounts receivable, net of allowance	867,441	857,310
Prepaid expenses and other current assets	109,996	98,681
Total current assets	1,128,913	1,163,208
Property and equipment, net of accumulated depreciation	111,880	111,367
Intangible assets, net of accumulated amortization	216,701	219,382
Goodwill	1,303,832	1,304,231
Other long-term assets	91,853	79,305
Total assets	$2,853,179	$2,877,493
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$62,250	$57,063
Accounts payable and other accrued expenses	457,761	481,815
Accrued compensation and benefits	236,326	279,239
Other current liabilities	60,038	30,877
Total current liabilities	816,375	848,994
Long-term debt, net of current portion	1,554,488	1,569,272
Other long-term liabilities	274,662	272,729
Total liabilities	2,645,525	2,690,995
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 150,612,184 shares at June 30, 2015 and 150,237,675 shares at March 31, 2015; outstanding, 146,252,228 shares at June 30, 2015 and 147,238,282 shares at March 31, 2015	1,506	1,502
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 1,844,504 shares at June 30, 2015 and 1,851,589 shares at March 31, 2015	6	6
Treasury stock, at cost — 4,359,956 shares at June 30, 2015 and 2,999,393 shares at March 31, 2015	(106,893)	(72,293)
Additional paid-in capital	184,959	174,985
Retained earnings	149,711	104,457
Accumulated other comprehensive loss	(21,635)	(22,159)
Total stockholders’ equity	207,654	186,498
Total liabilities and stockholders’ equity	$2,853,179	$2,877,493

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Three Months Ended June 30,
(Amounts in thousands)	2015	2014
	(Unaudited)
Cash flows from operating activities
Net income	$64,306	$71,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,117	16,232
Stock-based compensation expense	6,265	6,062
Excess tax benefits from stock-based compensation	(3,673)	(1,658)
Amortization of debt issuance costs and loss on extinguishment	2,072	5,381
Losses on dispositions and impairments	29	345
Changes in assets and liabilities:
Accounts receivable	(10,131)	19,195
Prepaid expenses and other current assets	(11,023)	(4,519)
Other long-term assets	(13,841)	7,484
Accrued compensation and benefits	(41,530)	(48,869)
Accounts payable and other accrued expenses	(24,159)	(16,378)
Accrued interest	2,116	7,945
Other current liabilities	30,821	31,974
Other long-term liabilities	2,727	(2,583)
Net cash provided by operating activities	19,096	91,726
Cash flows from investing activities
Purchases of property and equipment	(13,140)	(2,652)
Net cash used in investing activities	(13,140)	(2,652)
Cash flows from financing activities
Net proceeds from issuance of common stock	1,379	1,276
Stock option exercises	871	1,208
Excess tax benefits from stock-based compensation	3,673	1,658
Repurchases of common stock	(34,600)	(4,632)
Cash dividends paid	(19,052)	(16,048)
Dividend equivalents paid to option holders	(3,593)	(4,472)
Debt issuance costs	—	(8,610)
Repayment of debt	(10,375)	(168,438)
Proceeds from debt issuance	—	168,438
Net cash used in financing activities	(61,697)	(29,620)
Net (decrease) increase in cash and cash equivalents	(55,741)	59,454
Cash and cash equivalents — beginning of period	207,217	259,994
Cash and cash equivalents — end of period	$151,476	$319,448
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$13,286	$8,736
Income taxes	$1,314	$3,438

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended June 30,
(Amounts in thousands, except share and per share data)	2015	2014
	(Unaudited)
Adjusted Operating Income
Operating Income	$126,144	$139,023
Amortization of intangible assets (a)	1,056	1,056
Transaction expenses (b)	—	2,039
Adjusted Operating Income	$127,200	$142,118
EBITDA & Adjusted EBITDA
Net income	$64,306	$71,115
Income tax expense	44,280	47,934
Interest and other, net	17,558	19,974
Depreciation and amortization	15,117	16,232
EBITDA	141,261	155,255
Transaction expenses (b)	—	2,039
Adjusted EBITDA	$141,261	$157,294
Adjusted Net Income
Net income	$64,306	$71,115
Amortization of intangible assets (a)	1,056	1,056
Transaction expenses (b)	—	2,039
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,294	2,660
Adjustments for tax effect (c)	(940)	(2,302)
Adjusted Net Income	$65,716	$74,568
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	149,271,321	149,627,168
Adjusted Net Income Per Diluted Share (d)	$0.44	$0.50
Free Cash Flow
Net cash provided by operating activities	$19,096	$91,726
Less: Purchases of property and equipment	(13,140)	(2,652)
Free Cash Flow	$5,956	$89,074

(a)	Reflects amortization of intangible assets resulting from the Acquisition of our Company by The Carlyle Group.

(b)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(c)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(d)
Excludes an adjustment of approximately $698,000 and $823,000 of net earnings for the three months ended June 30, 2015 and 2014 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of June 30,
(Amounts in millions)	2015	2014
Backlog
Funded	$2,388	$2,347
Unfunded (1)	2,493	2,569
Priced Options (2)	4,377	4,766
Total Backlog	$9,258	$9,682

(1)
Reflects a reduction by management to the revenue value of orders for services under one existing single award ID/IQ contract the Company has had for several years, based on an established pattern of funding under this contract by the U.S. government.

(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	Three Months Ended June 30,
	2015	2014
Book-to-Bill *	0.92	0.88

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of June 30,
	2015	2014
Headcount
Total Headcount	22,544	22,127
Consulting Staff Headcount	20,325	20,076

	Three Months Ended June 30,
	2015	2014
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	55%	56%
Time-and-Materials	24%	26%
Fixed-Price (4)	21%	18%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(4)	Includes fixed-price level of effort contracts.

	Three Months Ended June 30,
	2015	2014
Days Sales Outstanding **	61	63

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.